Exhibit 9.1

AMENDMENT NO. 2 TO

VOTING TRUST AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”), dated as of October 18, 2018, to the Voting Trust Agreement, is made by and among Houlihan Lokey, Inc., a Delaware corporation (the “Company”), and the Trustees (as defined in the Voting Trust Agreement). All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Voting Trust Agreement (as defined below).

RECITALS

A.        WHEREAS, on August 18, 2015, the Company, the Stockholders and the initial Trustees entered into the Voting Trust Agreement (the “Voting Trust Agreement”) following the consummation of the initial public offering of the Class A Common Stock of the Company;

B.        WHEREAS, on August 28, 2015, the Company and the Trustees entered into Amendment No. 1 to the Voting Trust Agreement (“Amendment No. 1”); and

C.        WHEREAS, the Company and the Trustees believe that it is in the respective best interests of the Company, the Trustees and the Stockholders to amend the Voting Trust Agreement in accordance with Section 5 thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the Voting Trust Agreement is amended effective as of the date first written above as set forth below:

1.        The last sentence of Section 2(a) is amended and restated to read as follows:

“A Stockholder shall have no right to withdraw the Shares prior to termination of this Agreement except (i) pursuant to a Transfer of such Shares permitted by Section 4(b) or (ii) in connection with a Qualifying Loan.”

2.        The following defined term is added to Section 19 in alphabetical order:

“Qualifying Loan” means a loan to a Stockholder that is an employee of the Company at the time such loan is made, which is (i) pursuant to a loan program approved by the Company’s board of directors and (ii) secured by a pledge of no more than fifteen thousand (15,000) vested Shares that are no longer subject to restrictions on transfer under the HL Lock-Up Agreement; provided that no more than one million (1,000,000) Shares may be pledged in the aggregate by all eligible Stockholders as security for all Qualifying Loans.

3.        Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms or conditions contained in the Voting Trust Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Any reference to the Voting Trust Agreement shall mean the Voting Trust Agreement as amended by Amendment No. 1 and this Amendment.

4.        This Amendment may be amended or otherwise modified by the written agreement of the Company and the Trustees.

5.        This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware without regard to otherwise governing principles of conflicts of laws.

6.        This Amendment may be executed via facsimile or portable data format (PDF) in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

HOULIHAN LOKEY, INC.

/s/ J. Lindsey Alley
Name: J. Lindsey Alley
Title: Chief Financial Officer

TRUSTEES

Signature:	/s/ Scott Beiser
Print Name: Scott Beiser

Signature:	/s/ Irwin Gold
Print Name: Irwin Gold

[Signature Page to Amendment No. 2 to Voting Trust Agreement]